Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Securities Linked to SPXI4EV6 Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 Futures 40% Intraday Edge Volatility TCA 6% Decrement Index (USD) ER (ticker: “SPXI4EV6”) Underlying: November 21, 2025 Pricing date: Monthly, beginning approximately one year after issuance Valuation dates: November 21, 2030 Final valuation date: November 26, 2030 Maturity date: 60.00% of the initial underlying value Final barrier value: If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Automatic early redemption: 22.00% per annum Premium: 17331BXU8 / US17331BXU87 CUSIP / ISIN: The closing value on the pricing date Initial underlying value: The closing value on the final valuation date Final underlying value: (Final underlying value - initial underlying value) / initial underlying value Underlying return: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value: $1,000 • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 п the underlying return) If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated October 31, 2025 Preliminary pricing supplement:

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment per Security for a Valuation Date Prior to the Final Valuation Date Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value Premium Hypothetical Redemption Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value Premium Hypothetical Redemption $1,715.000 71.5000% February 21, 2029 $1,220.000 22.0000% November 23, 2026 $1,733.333 73.3333% March 21, 2029 $1,238.333 23.8333% December 21, 2026 $1,751.667 75.1667% April 23, 2029 $1,256.667 25.6667% January 21, 2027 $1,770.000 77.0000% May 21, 2029 $1,275.000 27.5000% February 22, 2027 $1,788.333 78.8333% June 21, 2029 $1,293.333 29.3333% March 22, 2027 $1,806.667 80.6667% July 23, 2029 $1,311.667 31.1667% April 21, 2027 $1,825.000 82.5000% August 21, 2029 $1,330.000 33.0000% May 21, 2027 $1,843.333 84.3333% September 21, 2029 $1,348.333 34.8333% June 21, 2027 $1,861.667 86.1667% October 22, 2029 $1,366.667 36.6667% July 21, 2027 $1,880.000 88.0000% November 21, 2029 $1,385.000 38.5000% August 23, 2027 $1,898.333 89.8333% December 21, 2029 $1,403.333 40.3333% September 21, 2027 $1,916.667 91.6667% January 22, 2030 $1,421.667 42.1667% October 21, 2027 $1,935.000 93.5000% February 21, 2030 $1,440.000 44.0000% November 22, 2027 $1,953.333 95.3333% March 21, 2030 $1,458.333 45.8333% December 21, 2027 $1,971.667 97.1667% April 22, 2030 $1,476.667 47.6667% January 21, 2028 $1,990.000 99.0000% May 21, 2030 $1,495.000 49.5000% February 22, 2028 $2,008.333 100.8333% June 21, 2030 $1,513.333 51.3333% March 21, 2028 $2,026.667 102.6667% July 22, 2030 $1,531.667 53.1667% April 21, 2028 $2,045.000 104.5000% August 21, 2030 $1,550.000 55.0000% May 22, 2028 $2,063.333 106.3333% September 23, 2030 $1,568.333 56.8333% June 21, 2028 $2,081.667 108.1667% October 21, 2030 $1,586.667 58.6667% July 21, 2028 $1,605.000 60.5000% August 21, 2028 If the closing value of the underlying is not greater than or equal to the initial underlying value on any $1,623.333 62.3333% September 21, 2028 $1,641.667 interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date. 64.1667% October 23, 2028 $1,660.000 66.0000% November 21, 2028 $1,678.333 67.8333% December 21, 2028 $1,696.667 69.6667% January 22, 2029

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Underlying Return on Final Valuation Hypothetical Payment at Maturity Date $2,100.00 100.00% $2,100.00 50.00% $2,100.00 25.00% $2,100.00 0.00% $1,000.00 - 0.01% $1,000.00 - 25.00% $1,000.00 - 40.00% $599.90 - 40.01% $500.00 - 50.00% $250.00 - 75.00% $0.00 - 100.00%

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential return on the securities is limited. • The securities do not pay interest. • The securities may be automatically redeemed prior to maturity. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. • The Index is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index. • The Index may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines. • A significant portion of the Index may be hypothetically uninvested, dampening returns. • The Index may significantly underperform the S&P 500® Index. • The Index may experience significantly greater volatility than its volatility target. • The Index’s intraday trend - following mechanism may not be effective. • The Index’s overnight mean - reversion mechanism may not be effective. • The Index may perform poorly in temporary market downturns. • The Index may be adversely affected by a “decay” effect. • The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost. • The performance of the Index will be reduced by notional costs and by a decrement of 6% per annum. • The decrement of 6% per annum may reduce the annual return of the Index by more (and possibly significantly more) than 6%. • The negative impact of notional costs on the annual return of the Index may be greater than the absolute amount by which notional costs reduce the level of the Index. • The manner in which the Index measures underlying volatility may not be effective. • This approach to determining the underlying volatility is premised on the notion that forward - looking implied volatility tends to be higher than backward - looking realized volatility because of a risk premium embedded in the options used to calculate forward - looking implied volatility. • The Index has limited actual performance information. • An affiliate of ours participated in the development of the Index. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.